            As of Dec. 31, 2001 including amendments of Dec. 20, 2001



                       POOLING AGREEMENT (the "AGREEMENT")


Between

1. Dietmar Hopp Stiftung, a limited liability company, Walldorf ("PARTY 1"), represented by its managing director, Dieter Hopp, who is empowered to act alone, and who is exempt from the limitations contained in Section 181 of the German Civil Code,

-------------------------------------------------------------------------------
2. Hasso Plattner GmbH & Co. Beteiligungs-KG, Walldorf ("PARTY 2"), represented by its managing limited partner and authorized representative Prof. Dr. h.c. Hasso Plattner, who is exempt from the limitation contained in Section 181 of the German Civil Code,

3. Hasso Plattner Forderstiftung, a not-for-profit limited liability company ("PARTY 3"), represented by its managing director, Prof. Dr. h.c. Hasso Plattner, who is empowered to act alone, and who is exempt from the limitations contained in Section 181 of the German Civil Code,

-------------------------------------------------------------------------------
4. [Diploma Physicist Dr. h.c. Klaus Tschira (until Dec. 20, 2001)] Dr. h.c. Tschira Beteiligungs GmbH & Co. KG, Heidelberg ("PARTY 4"), represented by its managing limited partner Dr. h.c. Tschira Verwaltungs GmbH, which is represented by its managing director Dr. h.c. Klaus Tschira, and

5. Klaus Tschira Stiftung, a not-for-profit limited liability company, Heidelberg ("PARTY 5"), represented by its managing director, Klaus Tschira, who is empowered to act alone, and who is exempt from the limitations contained in Section 181 of the German Civil Code.

(each a "PARTY" and together the "PARTIES")

See Exhibit 1 for the Parties' addresses.

Preamble

1. The Parties to the Agreement are the principal shareholders of Aktiengesellschaft Systeme, Anwendungen, Produkte in der
         Datenverarbeitung ("SAP"), which is registered in the commercial register of the District Court of Heidelberg under HRB No. 269-WIE.

            As of Dec. 31, 2001 including amendments of Dec. 20, 2001



2. The annual shareholders' meeting of SAP decided on its meeting on May 3, 2001, to convert the non-voting preference shares of SAP into ordinary voting shares of SAP. This conversion will become effective upon the registration of the respective decision of the annual shareholders' meeting of SAP in the commercial register on June 18th, 2001.

       In view of this background, the Parties intend to enter into the Agreement. Based on the following provisions, the Parties intend to form a pool the purpose of which is to (i) strengthen the Parties' influence during the term of this Agreement, through uniform expression of their wills and uniform exercise of their voting rights in the annual shareholders' meeting of SAP, and (ii) ensure that the Parties exercise their rights and obligations to SAP uniformly. Through these measures a minority voting block shall be guaranteed, which promotes the independence of SAP. In particular, the Parties do not intend to carry out any corporate activity in the pool; rather the pool shall only perform those duties that are set out in the following provisions.

       The Parties agree as follows:

                                    SECTION 1

                                  POOLED SHARES

1. The Parties hereby pool the following number of ordinary shares as well as any voting right resulting therefrom. The formation of the pool does not entail the respective shares becoming assets of the pool.

                                        Number of no par value shares       Proportion of the voting share
                                      based on an assumed nominal value             capital of SAP
                                                    of E 1
Dietmar Hopp Stiftung GmbH                        28,017,300                            8.902%
-----------------------------------------------------------------------------------------------------------

Hasso Plattner GmbH & Co                          23,000,000                            7.308%
Beteiligungs-KG

Hasso Plattner Forder - stiftung,                 5,000,000                             1.589%
not-for-profit GmbH                               ---------

Subtotal of Mr. Plattner's companies              28,000,000                            8.897%
-----------------------------------------------------------------------------------------------------------

            As of Dec. 31, 2001 including amendments of Dec. 20, 2001



----------------------------------------------------------------------------------------------
[Mr. Dr. h.c. Klaus Tschira (until                6,845,200                             2.175%
Dec. 20, 2001)]
Dr. h.c. Tschira Beteiligungs GmbH
& Co. KG

Klaus Tschira Stiftung GmbH                       21,154,800                            6.722%
                                                  ----------

Subtotal of Mr. Tschira's companies               28,000,000                            8.897%
----------------------------------------------------------------------------------------------

Total                                             84,017,300                           26.696%
                                                  ==========


2. In addition, all rights resulting from or attached to the shares referred to in paragraph 1 above, such as subscription rights, ordinary shares resulting either from the exercise of such subscription rights or from any capital increase, shall be deemed to be subject to this Agreement.

3. The shares referred to in paragraph 1 and 2 above shall hereinafter be referred to as the "POOLED SHARES".

4. Subject to the provisions set out in section 4, this Agreement shall impose no restrictions whatsoever on shares that are not subject to the Agreement.


                                    SECTION 2

                                POOLING OF VOTES

To ensure that the Parties exercise their voting rights derived from the Pooled Shares uniformly at the annual shareholders' meeting of SAP, the Parties agree that the Pooled Shares shall be subject to the following voting restrictions:

1. Immediately following the invitation to the annual shareholders' meeting of SAP, the Parties shall convene a meeting (the "MEETING") in which the parties shall decide how they will exercise uniformly their rights to bring motions and their rights to vote attached to the Pooled Shares with respect to each item that is listed on the agenda of the annual shareholders' meeting of SAP.

         The meeting shall be called by means of an invitation letter (the "INVITATION LETTER"), with an agenda attached, by Party 1, and failing that or if the Meeting is not called in a timely manner, then by Party 2 or Party 4. The Invitation Letter shall specify the agenda in such detail as is necessary for a Party to instruct its representative with respect to the exercise of its voting rights.

            As of Dec. 31, 2001 including amendments of Dec. 20, 2001



         The Meeting shall be chaired by Party 1 and failing that, by Party 2, unless the Parties attending the Meeting appoint another chairperson by a simple majority of the votes cast.

2. At the Meeting only the Pooled Shares are entitled to vote. A quorum is present at the Meeting if Parties are present or represented that together hold at least 75% of the Pooled Shares. Each Party may be represented at the Meeting by another Party by written proxy. If no quorum is present at the Meeting, a new Meeting (the "SECOND MEETING") shall be called in the manner provided for in paragraph 1, subparagraph 2 above by giving one week notice. The Second Meeting shall in any event take place at the latest on the day prior to the annual shareholders' meeting of SAP and either at the place of the annual shareholders' meeting of SAP or in Walldorf. At the Second Meeting, no quorum shall be necessary with respect to those items, that were listed an the agenda for the previous Meeting at which no quorum was present, irrespective of what percentage of the Pooled Shares are present at the Second Meeting; this shall be specifically pointed out in the invitation to the Second Meeting.

3. The chairman of the Meeting and the Second Meeting, respectively, shall provide that minutes of each Meeting and Second Meeting, respectively, are prepared and shall send a copy of such minutes to all other Parties.

4. The Parties may also adopt decisions without calling a Meeting, in writing, by telex or telefax, provided that all parties (i) agree to this method of adopting decisions or (ii) participate therein. Paragraph 3 shall apply accordingly.

5. Decisions of the Parties concerning the uniform exercise of voting rights with respect to the Pooled Shares (each a "POOL DECISION" and together, the "POOL DECISIONS") require such majority as is necessary according to applicable law or SAP's by-laws for the relevant shareholders' meeting. If SAP's by-laws or applicable law require a majority that exceeds a simple majority and such majority is not reached on the first vote, a second vote shall take place. On such second vote the Pool Decision shall be made by a simple majority. The foregoing is subject to the understanding that the Parties have one vote for each of the Pooled Shares. If and to the extent a Party is excluded from voting in the annual shareholders' meeting of SAP, such Party shall be excluded from voting with respect to a Pool Decision.

6. All parties agree to either exercise their voting rights at the annual shareholders' meeting of SAP themselves or provide for their representation. They further agree to exercise their voting rights with respect to the Pooled Shares at the annual shareholders' meeting of SAP in each case in accordance with the corresponding Pool Decision, and irrespective of how a Party voted with respect to such Pool Decision. If, with respect to a Pool Decision, the necessary majority to vote for a "yes" is not reached, each Party is obliged to vote "no" in the annual shareholders' meeting of SAP. If no Pool Decision has been taken with respect to an item listed on the

            As of Dec. 31, 2001 including amendments of Dec. 20, 2001



         agenda of the annual shareholders' meeting of SAP, each Party is free to exercise its voting rights at the annual shareholders' meeting of SAP at its discretion.

7. With respect to resolutions of the annual shareholders' meeting of SAP concerning the general approval (Entlastung) of the activity of the supervisory board and the executive board of SAP in the previous business year as well as with respect to the other cases referred to in
         Section 136, paragraph 1, sentence 1 of the German Stock Corporation Act, the Parties are free to vote at their discretion, notwithstanding a possible exclusion from voting pursuant to the provisions of German Stock Corporation Act.

8. Before an annual shareholders' meeting is convened at which the members of the supervisory board will be appointed, the Parties shall call a Meeting with respect to this issue and make a decision in accordance with the provisions above.

                                    SECTION 3

      SALE OF POOLED SHARES, PRE-EMPTIVE RIGHTS, OFFERING OBLIGATION, ETC.

1. Party 2 and Party 3 (the "SUBPOOL PLATTNER") and Party 4 and Party 5 (the "SUBPOOL TSCHIRA") are in each case permitted to transfer their Pooled Shares to members of their own subpool without the prior approval of the other Parties. The other Parties must, however, be given notice of any such transfer within 14 days after such transfer has taken place.

2. All other sales, transfers or other disposals or encumbrances of the Pooled Shares by the Parties to any third party are only permitted if the relevant Party has no shares of SAP at its disposal other than the Pooled Shares, i.e. shares which are not bound by this Agreement. The same applies to a loan of shares, if the borrower is entitled to exercise the voting rights attached to the loaned Pooled Shares.

3. If a Party intends to sell its Pooled Shares to a third party, the other Parties shall have a pre-emptive right in proportion to their share of the entire amount of the Pooled Shares (the "PROPORTIONATE SHARE"). This pre-emptive right also applies if the Pooled Shares are exchanged; in this case, the value of the exchanged asset shall replace the purchase price. Each Party may exercise the pre-emptive right described in this paragraph only with respect to the entire amount of its Proportionate Share.

         The selling Party must notify the other Parties of the intended sale, the name of the potential buyer and the contents of any agreements entered into with such third party. The notification must be carried out without delay and by registered mail with return receipt. The pre-emptive right must be exercised within 4 weeks from the receipt of the registered mail; thereafter, it expires.

            As of Dec. 31, 2001 including amendments of Dec. 20, 2001



         To the extent a Party does not exercise its pre-emptive right, such right shall accrue to the other Parties. Such accrued right must be exercised within a notice period of 4 weeks from the receipt of the selling Party's notice that one of the Parties will either not exercise its pre-emptive right or has remained silent during such period. The other Parties may only exercise their pre-emptive rights with respect to their entire share of the accrued pre-emptive right. If an accrued pre-emptive right is not exercised within the notice period of 4 weeks, no further pro rata accrual of pre-emptive rights will occur. With respect to this notified sale, the Parties have no further pre-emptive rights.

4. The Parties agree that they will only sell their Pooled Shares at a price that corresponds to the quotation of SAP's shares on the stock exchange unless this restriction would cause an unreasonable hardship for the Party intending to sell its shares.

5. Once the Pooled Shares are sold, transferred to a third party or otherwise disposed of pursuant to section 3, paragraphs 2 and 3 above, such Pooled Shares shall no longer be subject to the obligations of this Agreement. To the extent the Parties exercise their pre-emptive rights, such purchased Pooled Shares shall be subject to this Agreement.

6. Pooled Shares, which are not purchased by the Parties that have pre-emptive rights pursuant to section 3, paragraph 3 above, may only be disposed of after the expiration of the notice period of section 3, paragraph 3 above.

7. The foregoing provisions apply accordingly to the sale or exchange, both related to the Pooled Shares, of subscription rights for new shares, of securities granting a conditional or unconditional right to subscribe for new shares, subscription rights resulting from the purchase of such securities, as well as to the sale or exchange of securities issued pursuant to an increase of authorized capital by the company. If subscription rights are sold, the selling Party must notify the other Parties of such sale or exchange by registered mail with return receipt within two weeks from the adoption of the decision to increase the capital. The exercise of pre-emptive rights and the acceptance of the offer, respectively, must be notified within 2 weeks from the receipt of the registered mail.


                                    SECTION 4

               INFORMATION OBLIGATIONS WITH RESPECT TO SHARES THAT
                       ARE NOT SUBJECT TO THIS AGREEMENT

If a Party disposes of or charges shares, that are not subject to this Agreement, according to section 3, paragraph 2 above, such Party shall inform the other Parties within 14 days from the date of such disposal or charge, provided that such disposal or charge involves shares the value of which either amounts to at least 2 per mille of SAP's share capital or

            As of Dec. 31, 2001 including amendments of Dec. 20, 2001



will reach such percentage within a period of 6 months due to multiple disposals or encumbrances.

                                    SECTION 5

                       REVOCATION OF ALL PRIOR AGREEMENTS

1. The Pooling Agreement between the Parties dated November 30, 1996, as well as the Supplements, dated October 12th, 1998, and December, 1998, respectively ("OLD AGREEMENT"), shall hereby be cancelled by mutual consent. Mr. Dietmar Hopp and Mr. Oliver Hopp, which were both parties to the Old Agreement, have terminated the Old Agreement vis-a-vis the other parties with effect as of June 18th, 2001. The Parties hereby waive explicitly compliance with the notice period to terminate the Old Agreement according to section 7 paragraph 1 of the Old Agreement, as well as the form of delivery of such notice and the possibility of a subsequent termination according to section 7 paragraph 2 of the Old Agreement.

2. The Parties hereby agree that no Party has or can exercise any rights of any kind, known or unknown, with respect to any other Party resulting from or in connection with the termination of previous agreements pursuant to section 5, paragraph 1, above.

3. Each Party may enter into agreements containing additional restrictions to those contemplated under this Agreement with respect to the Pooled Shares with other Parties and/or third parties to the extent permitted under this Agreement. Such agreements cannot restrict or bind other Parties that have not explicitly agreed to such agreements or obligations in writing.

4. In addition, each Party may agree with other Parties and/or third parties, that any prior oral agreements concerning the Pooled Shares shall remain effective.

                                    SECTION 6

                                 LEGAL SUCCESSOR

Upon the death of a moral person who is a member of the pool (the "DECEASED PERSON"), this Agreement shall apply to the heirs of the Deceased Person, or to the person who receives the Pooled Shares based on (i) a direction given by the Deceased Person as to the partition of his estate, (ii) a distribution of the Deceased Person's estate or (iii) a legacy of the Deceased Person. With respect to a legacy, the Deceased Person's heirs must, to the extent permitted, make the transfer of the Pooled Shares to the legatee contingent on such legatee entering into this Agreement. The Parties agree that any testamentary legacy should be drafted in such a way so as to permit the Deceased Person's heirs to make the transfer of the Pooled Shares contingent on the legatee becoming a member of the pool.

           As of Dec. 31, 2001 including amendments of Dec. 20, 2001

In such a case, the other Parties have the right to terminate the Agreement vis-a-vis the legatee who is joining the pool; this right must be exercised within four weeks from the date of joining the Agreement.

                                    SECTION 7

                              TERM OF THE AGREEMENT

1. This Agreement may be terminated with a notice period of 6 months as of June 30 or December 31 of any calendar year.


2. The termination notice must be in writing and must be sent to the other Parties by registered mail with return receipt. Each Party may join another Party (the "TERMINATING PARTY") with respect to such Terminating Party's termination notice until 3 months prior to the expiration of the notice period; paragraph 1 above applies accordingly.

3. Upon expiration of the termination period, the Terminating Party shall no longer be a Party to the Agreement provided the Terminating Party has terminated the Agreement with respect to all of its Pooled Shares. The Agreement will remain in force with respect to the other Parties. If the Terminating Party has terminated the Agreement only with respect to a portion of its Pooled Shares, such Terminating Party shall remain a member of the Agreement with respect to those Pooled Shares with respect to which the Terminating Party has not terminated the Agreement.

4. If a Party sells a total of more than 50% of its Pooled Shares or if a Party terminates this Agreement with respect to more than 50% of its Pooled Shares, the other Parties may by mutual agreement decide to terminate such Party's membership in the pool for cause.

5. Any disputes between the pool and one of the Parties or between the Parties concerning the Agreement - including disputes concerning the legal effectiveness of the Agreement or any of its provisions - shall, to the exclusion of the jurisdiction of the ordinary courts, be resolved by an arbitration tribunal of which the Parties have determined in a separate document (the "ARBITRATION AGREEMENT") the jurisdiction, composition and the applicable procedural rules.

         Each new party that enters into the Agreement - whether because of a transfer of the Pooled Shares according to section 3 or according to section 6 above - agrees to submit to the arbitration tribunal as set out in the Arbitration Agreement. The new party will be obliged to enter formally into the Arbitration Agreement by signing it.

            As of Dec. 31, 2001 including amendments of Dec. 20, 2001



                                    SECTION 8

                                  MISCELLANEOUS

1.       Party 2 and Party 3 have made a proviso to the obligations set out in section 6 above. Therefore, section 6 does not apply to Party 2 and Party 3. Party 2 and Party 3 may, however, elect to be bound by the obligations set out in section 6 by notifying the other Parties in writing thereof. In addition, the Parties agree to discuss a redrafting of section 6, if necessary.

2. This Agreement contains all of the agreements between the Parties concerning the Pooled Shares. There are no additional oral or written side agreements. Section 5, paragraphs 3 and 4 remain unaffected.

3. Any changes to this Agreement must be made in writing. This also applies to any changes of this paragraph.

4. If any of the provisions of this Agreement are held to be invalid, such invalidity shall not affect the validity of the other provisions of this Agreement. The Parties are obliged to replace any invalid provision with a valid provision, which comes as close to the economic scope of the invalid provision as possible. The same applies if there are any omissions in the Agreement.

5. The registration requirements of the German Securities Trading Act must be followed.


Walldorf, June 18, 2001

If a representative, who also represents other Parties, signs this Agreement on behalf of a Party, he is exempt from the limitations of Section 181 of the German Civil Code.

            As of Dec. 31, 2001 including amendments of Dec. 20, 2001



----------------------
Dietmar Hopp Stiftung, limited liability company, represented by its managing director Dieter Hopp, who is empowered to act alone,



----------------------
Hasso Plattner GmbH & Co. Beteiligungs-KG, represented by its managing limited partner and authorized representative Prof. Dr. h.c. Hasso Plattner




-----------------------
Hasso Plattner Forderstiftung, not-for-profit limited liability company, represented by its managing director Prof. Dr. h.c. Hasso Plattner, who is empowered to act alone,




---------------------
[Dr. h.c. Klaus Tschira]




---------------------
Klaus Tschira Stiftung, not-for-profit limited liability company, represented by its managing director, Klaus Tschira, who is empowered to act alone